The significant subsidiaries of the Company are as follows:

                                        State or Other
                                         Jurisdiction      Percentage of
                                       of Incorporation  Voting Securities
                                       or Organization         Owned


Boise Casade Office Products
  Corporation                             Delaware              80.88

BCC Mexico, S.A. De C.V.                  Mexico               100.00

Boise Southern Company                    Louisiana            100.00

Emmett Power Company                      Delaware             100.00

International Falls Power Company         Delaware             100.00

Minidoka Paper Company                    Delaware             100.00

Pine City Pulp and Paper Company, LLC     Delaware             100.00